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                                                                    EXHIBIT 21.1


                                LIST OF SUBSIDIARIES


                                                 Jurisdiction of   Percent Owned
Name of Subsidiary                               Incorporation     By Registrant
------------------                               ---------------   -------------
Great Plains Software, UK, LLC                   Delaware              100%
Great Plains Software (Australasia) Pty Ltd      Australia             100%
Great Plains Software (S) PTE LTD                Singapore             100%
Great Plains Software South Africa Pty Ltd       South Africa          100%